EXHIBIT 21.0

SUBSIDIARIES

United States of America

•	Trans World Gaming Finance Corp.

•	Trans World Gaming International U.S. Corporation

•	Trans World Gaming of Louisiana, Inc.

Czech Republic

•	21st Century Resorts a.s.

•	American Chance Casinos a.s. (formerly LMJ Casino Rozvadov a.s.)

•	Atlantic Properties, s.r.o.

•	Hollywood Spin s.r.o.

•	LMJ Slots s.r.o.

•	SC98A, s.r.o.

•	Trans World Hotels, s.r.o.

Great Britain

•	Art Marketing Ltd. (d/b/a Tottenham & Co.)

•	Trans World Corp. Europe, Ltd.

Germany

•	Sibylle Hotel GmbH